UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                November 3, 2004

                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


           Delaware                        1-14064               11-2408943
(State or other jurisdiction of    (Commission File Number)   (IRS Employer Identification No.)
        incorporation)

  767 Fifth Avenue, New York, New York                              10153
(Address of principal executive offices)                          (Zip Code)

               Registrant's telephone number, including area code
                                  212-572-4200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
   (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition.

On November 3, 2004, The Estee Lauder Companies Inc. (the "Company") issued a press release announcing its financial results for the fiscal quarter ended September 30, 2004. The release also includes estimates for its fiscal 2005 first half and full year net sales and diluted earnings per share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 8.01  Other Events.

On November 3, 2004, the Company announced that its Board of Directors increased the Company's dividend to $.40 per share on the Company's Class A and Class B Common Stock. The dividend amount represents a 33% increase over the previous annual rate of $.30 per share that was paid in January 2004. The $.40 per share annual dividend will be payable on December 28, 2004 to stockholders of record at the close of business on December 10, 2004. The dividend announced on November 3, 2004 is expected to be the only dividend paid in the fiscal year ending June 30, 2005, but it will be the second dividend paid in calendar 2004 due to a change in the payment date from January to December. Due to the change in timing and amount, stockholders may wish to consult with their tax advisors as to the effect of this dividend.

ITEM 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.           Description
-----------           -----------

  99.1                Press release dated November 3, 2004 of The Estee Lauder
                      Companies Inc.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE ESTEE LAUDER COMPANIES INC.

Date:  November 3, 2004                   By:   /s/Richard W. Kunes
                                             --------------------------
                                                Richard W. Kunes
                                               Senior Vice President
                                            and Chief Financial Officer
                                              (Principal Financial and
                                               Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.     Description
-----------     -----------

  99.1          Press release dated November 3, 2004 of The Estee Lauder
                Companies Inc.

                                                                    EXHIBIT 99.1

THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384

767 Fifth Avenue
New York, NY  10153                                             Media Relations:
                                                                    Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

                ESTEE LAUDER COMPANIES REPORTS 12% FIRST QUARTER
                                NET SALES GROWTH

              DILUTED PER SHARE EARNINGS FROM CONTINUING OPERATIONS
                              INCREASE 22% TO $.41

                      BOARD DECLARES 33% DIVIDEND INCREASE

New York, NY, November 3, 2004 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its first fiscal quarter ended September 30, 2004 of $1.50 billion, a 12% increase over the $1.35 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 9%.

The Company reported net earnings from continuing operations for the quarter ended September 30, 2004, of $95.0 million, up 22% from $77.7 million last year. Diluted earnings per common share from continuing operations for the quarter rose 22% to $.41 from $.34 reported in the prior year. Net earnings and diluted earnings per share for the quarter each increased 23% compared with the prior year, including discontinued operations.

William P. Lauder, President and Chief Executive Officer, said, "Our entrance into fiscal 2005 with strong double-digit top and bottom line growth sets the stage and gives us confidence that we are on our way to achieving our previously stated full year financial objectives. Sales and earnings this quarter were led by a strong performance in our international business. Two of our most important priorities this fiscal year continue to be developing and enhancing our strong brand equities and talented people. Building on these hallmarks of our success sends a clear message of our commitment to profitable growth."

Separately, the Board of Directors of The Estee Lauder Companies Inc. today voted to increase its dividend to $.40 per share on the Company's Class A and Class B Common Stock. The dividend amount represents a 33% increase over the previous annual rate of $.30 per share that was paid in January 2004. The $.40 per share annual dividend will be payable on December 28, 2004 to stockholders of record at the close of business on December 10, 2004. The dividend announced today is expected to be the only dividend paid in fiscal 2005, but it will be the second dividend paid in calendar 2004 due to a change in the payment date from January to December. Due to the change in timing and amount, stockholders may wish to consult with their tax advisors as to the effect of this dividend.

Mr. Lauder added, "This substantial increase in our dividend for the second year in a row reflects the broad-based strength of our business, our confidence in our ability to fund future growth, and our commitment to stockholder value."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 13% to $524.3 million on a reported basis and rose 9% in local currencies. The higher sales reflect recent launches from Estee Lauder of Future Perfect Anti-Wrinkle Radiance Creme SPF 15 and Hydra Complete Multi-Level Moisture Creme, as well as strong sales from Clinique's Repairwear line and growth from developing brands, including La Mer and Darphin, which are primarily skin care brands. Initial shipments of American Beauty and Good Skin(TM), two new brands from the Company's BeautyBank division, launched in the second quarter in select Kohl's department stores, also contributed to growth.

Makeup sales for the quarter rose a strong 23% to $599.5 million on a reported basis and increased 20% in local currencies. Several new or recent products such as Superbalanced Compact Makeup SPF 20 and the Colour Surge line of products from Clinique, as well as Lash XL Maximum Length Mascara and Electric Intense LipCreme from Estee Lauder contributed to the sharp sales increase. Solid growth was also generated from the Company's makeup artist brands, M.A.C, Bobbi Brown and Stila. The makeup category also benefited from initial shipments of the Company's new American Beauty and Flirt! brands.

Fragrance sales on a reported basis decreased 6% to $311.7 million compared to the prior year and declined 9% in local currencies. This category was up against a difficult comparison to the prior-year quarter which grew 12% and reflected major new product launches. The prior-period launches, along with existing Tommy Hilfiger fragrances posted lower sales in the current quarter reflecting the soft fragrance business in the United States. Fragrance sales benefited from the current quarter launches of Lauder Beyond Paradise Men, True Star from Tommy Hilfiger and initial shipments of DKNY Be Delicious, as well as improved results in the Company's travel retail business.

Sales of hair care products for the quarter rose 15% to $63.1 million on a reported basis and increased 14% in local currencies, due primarily to higher sales at Aveda and Bumble and bumble. Aveda net sales growth was due to recent product launches such as Air Control Hair Spray and Pure Abundance, as well as increased concept salon distribution. Bumble and bumble's sales increased due to the success of existing products and new salon openings.

Operating income increased in skin care and makeup due to higher sales. Fragrance operating income decreased reflecting the soft domestic fragrance business, ongoing development costs for new products and brands and sustained support spending behind existing products. Hair care operating results were lower reflecting increased operating expenses related to the growth of the Company's business in the United States.

Results by Geographic Region
----------------------------

In the Americas, net sales for the quarter increased 4% to $888.2 million. The increase is due to the success of new and certain existing products, strong growth from developing brands, increases from the Company's freestanding retail stores and higher results in Canada. All major product categories in this region had sales growth except fragrance, which had a difficult comparison to last year's new launches, coupled with continued challenges in the U.S. prestige fragrance business. Operating income in the Americas decreased reflecting a difficult comparison to the prior-year quarter due in part to the relative size of major product launches in that quarter compared to the current quarter launches. Continued advertising, sampling and merchandising spending on products launched in the prior-year quarter along with spending behind certain current quarter launches contributed to the decline in operating results.

In Europe, the Middle East & Africa, net sales increased 29% from the prior-year period to $423.8 million, and rose 20% in local currency. The higher sales were primarily generated by the Company's travel retail business and growth in virtually every country. In constant currency, strong sales were led by the United Kingdom, Spain, Switzerland and Italy. Operating profitability increased primarily due to significantly improved results from our travel retail business and higher results in the United Kingdom, Italy, South Africa and Spain, partially offset by lower results in France. These results reflect more normalized levels following a difficult first quarter last year.

Asia/Pacific net sales grew 15% over the prior-year quarter to $192.1 million. On a local currency basis, Asia/Pacific net sales rose 10%. In local currency almost every country experienced sales growth, led by double-digit increases in China, Hong Kong, Australia and Taiwan. Sales in Japan increased moderately in the quarter. Operating profit in the region increased, reflecting improved results in Hong Kong and Australia, partially offset by lower results in Japan, as well as China, where we continue to invest in new brand expansion and business opportunities.

Cash Flows
----------

For the three months ended September 30, 2004, net cash flows used for operating activities were $101.2 million versus $46.9 million in the prior-year period. The change primarily resulted from higher net earnings offset by increases in certain seasonal working capital components. Operating cash flow was utilized primarily for capital investments and the repurchase of shares of the Company's Class A Common Stock.

Estimate of Fiscal 2005 First Half and Full Year
------------------------------------------------

Net sales for the first half of fiscal 2005 are expected to grow between 8% and 9% in dollars, including a benefit of slightly more than one percent due to foreign currency exchange, versus fiscal 2004's first half. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, hair care and makeup are expected to be the leading growth categories, followed by skin care, while fragrance is expected to post a decline. The Company now expects to achieve diluted earnings per share of between $.96 and $.99 for the first half as it continues to invest in advertising, sampling and merchandising and support significant launch activity, particularly in the pre-holiday season.

For the Company's fiscal 2005 full-year results, reported net sales are expected to grow between 7% and 8% in dollars, which reflects a benefit of approximately one-half of one percent foreign currency translation impact, versus fiscal 2004. At the same time the Company continues to expect to achieve diluted earnings per share of between $1.88 and $1.93 for the fiscal 2005 year. Geographic region net sales growth in constant currency is expected to be led by the Americas and Europe, the Middle East & Africa, followed by Asia/Pacific. On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "believe," "expect," "anticipate," and "estimate," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2005 First Half and Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local economic conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers and suppliers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company's other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt! and Good Skin(TM).

An electronic version of this release can be found at the Company's website, www.elcompanies.com.


                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
             (Unaudited; Dollars in millions, except per share data)

                                                               Three Months Ended
                                                                  September 30       Percent
                                                              --------------------
                                                                2004       2003      Change
                                                                ----       ----      ------

Net Sales.................................................     $1,504.1   $1,346.6    11.7%

Cost of sales.............................................        411.3      364.1
                                                               --------   --------
Gross Profit..............................................      1,092.8      982.5    11.2%
                                                               --------   --------
       Gross Margin.......................................         72.7%      73.0%

Operating expenses:
   Selling, general and administrative....................        937.5      848.5
   Related party royalties................................           -         4.3
                                                               --------   --------
                                                                  937.5      852.8     9.9%
                                                               --------   --------
       Operating Expense Margin...........................         62.4%      63.4%

Operating Income..........................................        155.3      129.7    19.7%
       Operating Income Margin............................         10.3%       9.6%

Interest expense, net.....................................          4.1        7.7
                                                               --------   --------
Earnings before Income Taxes, Minority Interest
   and Discontinued Operations............................        151.2      122.0    23.9%

Provision for income taxes................................         56.0       44.1
Minority interest, net of tax.............................         (0.2)      (0.2)
                                                               --------   --------
Net Earnings from Continuing Operations...................         95.0       77.7    22.3%

Discontinued operations, net of tax (A)...................           -        (0.7)
                                                               --------   --------
Net Earnings..............................................     $   95.0   $   77.0    23.4%
                                                               ========   ========

Basic net earnings per common share:
   Net earnings from continuing operations................     $    .42   $    .34    22.6%
   Discontinued operations, net of tax....................           -          -
                                                               --------   --------
   Net earnings...........................................     $    .42   $    .34    23.7%
                                                               ========   ========

Diluted net earnings per common share:
   Net earnings from continuing operations................     $    .41   $    .34    22.0%
   Discontinued operations, net of tax....................           -        (.01)
                                                               --------   --------
   Net earnings...........................................     $    .41   $    .33    23.1%
                                                               ========   ========

Weighted average common shares outstanding:
   Basic..................................................        227.1      228.1
   Diluted................................................        231.2      230.6

(A) In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. All consolidated results of earnings information for the prior-year period have been restated for comparative purposes, including the restatement of the makeup product category and the Americas region data.

                         THE ESTEE LAUDER COMPANIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; In millions)

                                                                        September 30        June 30       September 30
                                                                            2004              2004            2003
                                                                            ----              ----            ----
                                             ASSETS
Current Assets
Cash and cash equivalents..............................................   $   387.1        $   611.6        $   482.7
Accounts receivable, net...............................................       902.2            664.9            841.0
Inventory and promotional merchandise, net.............................       712.8            653.5            627.9
Prepaid expenses and other current assets..............................       265.7            269.2            238.5
                                                                          ---------        ---------        ---------
     Total Current Assets..............................................     2,267.8          2,199.2          2,190.1
                                                                          ---------        ---------        ---------

Property, Plant and Equipment, net.....................................       641.2            647.0            604.4
Other Assets...........................................................       865.3            861.9            905.7
                                                                          ---------        ---------        ---------
     Total Assets......................................................   $ 3,774.3        $ 3,708.1        $ 3,700.2
                                                                          =========        =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $    77.5        $    73.8        $     8.6
Accounts payable.......................................................       260.7            267.3            242.9
Other current liabilities..............................................     1,027.1            980.9            895.3
                                                                          ---------        ---------        ---------
     Total Current Liabilities.........................................     1,365.3          1,322.0          1,146.8
                                                                          ---------        ---------        ---------
Noncurrent Liabilities
Long-term debt.........................................................       472.6            461.5            833.5
Other noncurrent liabilities and minority interest.....................       200.0            191.1            216.3
Total Stockholders' Equity.............................................     1,736.4          1,733.5          1,503.6
                                                                          ---------        ---------        ---------
     Total Liabilities and Stockholders' Equity........................   $ 3,774.3        $ 3,708.1        $ 3,700.2
                                                                          =========        =========        =========


                             SELECTED CASH FLOW DATA
                            (Unaudited; In millions)

                                                                                                Three Months Ended
                                                                                                    September 30
                                                                                                --------------------
                                                                                                  2004        2003
Cash Flows from Operating Activities
   Net earnings.........................................................................        $  95.0     $  77.0
   Depreciation and amortization........................................................           46.9        45.1
   Deferred income taxes................................................................           11.3          -
   Other items..........................................................................           (1.3)        1.1
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................         (228.1)     (214.2)
       Increase in inventory and promotional merchandise, net...........................          (52.8)      (34.5)
       Increase in accounts payable and other accrued liabilities.......................           22.9        89.2
       Other operating assets and liabilities, net......................................            4.9       (10.6)
                                                                                                -------     -------
         Net cash flows used for operating activities...................................        $(101.2)    $ (46.9)
                                                                                                =======     =======

   Capital expenditures.................................................................           35.5        42.2
   Payments to acquire treasury stock...................................................           88.3        12.3

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                                  Page 7 of 7